Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-45533, No. 333-39289, No. 333-100631, No. 333-63176, No. 333-80835, No. 333-72961, No. 333-12983, No. 333-06873, No. 33-97680 and No. 33-84974; Forms S-8 No. 333-06869, No. 333-107244, No. 333-83403, No. 333-102609, No. 333-66257 and No. 333-88237; and Forms S-4 No. 333-44576 and No. 333-35873) and in the related Prospectuses of Equity Residential of our report dated February 4, 2004, with respect to the consolidated financial statements and schedule of Equity Residential included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Ernst & Young LLP

Chicago, Illinois

March 12, 2004